Exhibit 10.6

STRATEGIC PARTNERSHIP AGREEMENT

THIS AGREEMENT is dated effective November 28, 2021 (the “Effective Date”)

BETWEEN:

DEVVIO, INC., a corporation incorporated under the laws of Delaware with an address at 6300 Riverside Plaza Ln NW, Suite 100, Albuquerque, NM, USA, 87120 (“Devvio”)

AND:

DEVVESG STREAMING, INC., a corporation incorporated under the laws of Delaware with an address at 1050 – 400 Burrard Street, Vancouver, BC, Canada V6C 3A6 (“DESI”)

(the “Parties”, and each a “Party”)

WHEREAS

(A)
Devvio created, maintains and owns the Platform where environmental, social and governance (“ESG”) Data is created, securely stored and tracked with full provenance under Devvio’s blockchain, and also provides affiliated services through various partnerships to improve ESG ratings (the “Platform” is further as defined in Section 1.1 below);

(B)
DESI carries on the Streaming Business (as further defined herein), which principally includes investing in energy saving or carbon emission reducing projects for the purpose of creating long term ownership rights to greenhouse gas emission or climate change related credits or offsets, such as carbon, plastic, and methane credits (“Green Credits”), and managing the purchase and sale of Green Credits to parties looking to improve their ESG ratings or to the general public through trading marketplaces;

(C)
The Parties wish for DESI to become Devvio’s principal business partner to source project financing for Devvio’s clients in connection with acquiring rights related to Green Credits;

(D)
Devvio and DESI also wish to work together to provide Devvio’s clients with carbon footprint reduction solutions through the purchase of Green Credits, and provide validation, storage and certification services to DESI for its Green Credit assets, particularly where those efforts can lead to carbon offsets and Green Credits that DESI can leverage under the Streaming Business (altogether, the “Strategic Partnership”); and

(E)
The Strategic Partnership will be created by certain obligations set out herein, which shall include: a share payment, a cash payment, a collaboration, a right of first refusal, and a license from Devvio to DESI for perpetual use of the Platform and related Data to conduct the Streaming Business.

NOW THEREFORE IN CONSIDERATION OF the mutual premises and covenants herein, and other good and valuable consideration (the receipt and sufficiency of which is hereby mutually acknowledged), the Parties agree as follows:

PART 1—INTERPRETATION

1.1
Definitions. In this Agreement, including the recitals, except as otherwise expressly provided or unless the context otherwise requires, capitalized terms have the meaning ascribed to the phrase or phrases immediately preceding them or as follows:

(a)
“Applicable Law” means, in respect of any person, property, transaction, event or other matter, any law, statute, regulation, code, ordinance, principle of common law or equity, municipal by-law, treaty or order, domestic or foreign, applicable to that person, property, transaction, event or other matter and all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines and policies of any governmental authority having or purporting to have authority over that Person, property, transaction, event or other matter and regarded by such governmental authority as requiring compliance;

(b)
“Change of Control” means (i) any transaction (whether by purchase, merger or otherwise) whereby a person or persons acting jointly or in concert directly or indirectly acquires the right to exercise more than 50% of the control or direction of the entity in any way whatsoever; (ii) the amalgamation, consolidation or merger with or into any other person or entity, unless the holders of votes immediately prior to such amalgamation, consolidation or merger have the right to exercise more than 50% of the control or direction of the successor entity upon completion of the amalgamation, consolidation or merger; or (iii) any conveyance, transfer, sale, lease or other disposition of all or substantially all of the assets and properties, taken as a whole, to another arm’s length person or entity;

(c)
“Confidential Information” means any information in any form whatsoever (including written, oral, visual, sensory, electronic, tangible or intangible) that is (i) by its nature or the nature of its disclosure, indicated as, or ought reasonably be known as, as a trade secret, confidential or proprietary information of the Discloser, any affiliates (other than the Recipient) or their respective licensors, (ii) marked or indicated as a trade secret, proprietary or confidential, or (iii) not in the public domain prior to its disclosure hereunder; and in any event Confidential Information includes: financial, technical and business information; trade secrets; research and development information; source code; service, production and manufacturing and engineering processes; costs, profit or margin information; personally-identifiable information; employee skills and salaries; financial information; supplier, distributor, client and customer information and data (whether past, present or prospective); marketing information; third-party information; and business plans;

(d)
“Data” means any and all information, reports, details or other output produced through the Platform in any way related to ESG or any Transaction;

(e)
“Discloser” has the meaning set out in Sec.6.1;

(f)
“Effective Date” has the meaning set out on the first page of this Agreement;

(g)
“Intellectual Property Rights” means any and all (a) copyright, copyright registrations or applications therefor, moral rights, and all other rights corresponding thereto; (b) trade names, logos, common law trademarks and services and trademark and service registrations, and all related goodwill and applications therefor; (c) Patents; (d) trade secrets; (e) Confidential Information; and (f) any and all other proprietary rights provided under any statute or otherwise arising at law or in equity, all of which subsisting anywhere in the world that may provide a right in the Platform, including without limitation (x) applications, registrations, licenses, sublicenses, agreements, or any other evidence of a right in any of the foregoing (including, without limitation, any rights to file applications, rights of priority and rights in continuations, continuations-in-part, divisions, re- examinations, reissues and other derivative applications); and (y) past, present, and future causes of action, rights of recovery, claims, accounting for profits, royalties, or other relief relating, referring, or pertaining to any of the foregoing;

(h)
“Platform” means the internet accessible platform offering called DevvESG created, maintained and managed by Devvio, including all improvements, updates or changes thereto, and all Intellectual Property Rights in such Platform;

(i)
“Platform Opportunity” has the meaning set out in Sec.2.5;

(j)
“Sale Fee” has the meaning attributed thereto in Sec.3.1.

(k)
“Sale Revenue” means the aggregate amount of revenues actually received by DESI in connection with a Transaction, in each case calculated in accordance with SCHEDULE A;

(l)
“Recipient” has the meaning set out in Sec.6.1;

(m)
“Referral” means any and all opportunities identified by Devvio and referred by Devvio to DESI in accordance with the ROFR as defined and set out at section 2.5 of this Agreement to provide any financing or other financial investment related to any ESG footprint remediation services or energy saving or carbon emission reducing projects all which may be reasonably related to the Streaming Business, including making any introductions or referrals to remediation service providers;

(n)
“Streaming Business” means, in respect of DESI’s use of the Platform to address DESI client or its own needs, including: (i) investing in waste reduction, energy saving or carbon emission reducing projects for the purpose of creating long term ownership rights to Green Credits; (ii) Green Credit creation and portfolio management, (iii) financial analysis for the purpose of managing Green Credit portfolio assets, (iv) analysis and recommendations regarding the purchase and sale of Green Credits in order to manage client ESG ratings, (v) the direct or indirect sale, assignment or other transfer of Green Credit portfolio assets under management, including management contracts relating to the management of portfolio assets, that are managed or advised by DESI or any affiliates utilizing the Platform; and (vi) such other activities and endeavours relating to the Platform as may be agreed to between the Parties;

(o)
“Term” has the meaning attributed thereto in Sec.4.1;

(p)
“Territory” means worldwide; and

(q)
“Transaction” means any or all opportunities to purchase, sell or store Green Credits on or through the Platform.

1.2
Interpretation. In this Agreement, except as otherwise expressly provided herein, the following rules of interpretation apply:

(a)
Agreement—”this Agreement” means this Agreement, including the Schedules hereto, as from time to time be supplemented or amended;

(b)
Words and Phrases—

(i)
the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Schedule,

(ii)
a reference to a “Part” is to a Part of this Agreement, and the symbol “§” followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated;

(iii)
the word “including” and similar words or phrases are not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto),

(iv)
any reference to a “person” means any individual or entity, and in the case of a corporate or business entity includes and is also a reference to any corporate or business entity that is a successor to such entity,

(v)
the word “or” is not intended to imply an exclusive relationship between the matters being connected, and

(vi)
the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and neuter;

(c)
Currency—all payments to be made under this Agreement between the Parties shall be paid over in the lawful currency as indicated herein; and

(d)
Headings—the headings to the Parts and clauses of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

PART 2—RESPONSIBILITIES OF DEVVIO

2.1
Platform Ownership. The parties acknowledge and agree that Devvio owns or has all rights necessary to grant to DESI the licenses contemplated herein, to the Platform and that DESI shall have no rights, title and interest in, to or associated with the Platform other than the license rights set out in this Agreement

2.2
License. Subject to the terms of this Agreement, Devvio hereby grants to DESI effective as of the Effective Date, a non-exclusive, non-transferable, non-sublicensable, royalty- free right and license throughout the entire Territory during the Term of this Agreement to use, access, and otherwise utilize the Platform, and process, manipulate, copy, aggregate or otherwise use any Data created, owned, produced or provided by DESI and compiled by or through the Platform, as reasonably required to conduct the Streaming Business.

2.3
License and not Sale. This Agreement constitutes a license and not a sale of the Platform, any Intellectual Property Rights associated in any way with the Platform, and all ESG Data contemplated hereunder. Nothing in this Agreement grants to DESI any right, title or interest in, to or associated with the Platform or the ESG Data except as expressly set out herein. The terms of this Agreement set out all the terms of the license granted hereunder and there are no implied terms.

2.4
Platform Operation and Maintenance. Devvio shall operate and maintain the Platform so as to ensure that the Platform remains available 24 hours a day, 7 days a week, except for any and all planned downtime, the amount of which and schedule therefor shall be agreed between the Parties in advance to ensure minimal disruption to the Streaming Business.

2.5
Right of First Refusal. During the Term of this Agreement and while DESI is actively maintaining its client data on the Platform, in the event that Devvio is approached, becomes aware of, or has any opportunity to pursue a potential Referral initiating from the Platform that is based in or materially connected to North America which DESI could support via its Streaming Business (each, a “Platform Opportunity”), then Devvio shall promptly but in any event within five (5) business days of becoming aware of such Platform Opportunity notify DESI in writing of such Platform Opportunity and Devvio hereby grants to DESI and DESI shall have an exclusive right of first refusal to pursue, negotiate and/or engage such Platform Opportunity (the “ROFR”). DESI shall have a period of ten (10) business days to exercise the ROFR and inform Devvio in writing of its intention to exercise the ROFR (“ROFR Acceptance Notice”). If DESI fails to notify Devvio or otherwise exercise the ROFR, Devvio shall have the right to pursue such Platform Opportunity independent of DESI (either by itself and/or by referring it to a third party) and DESI’s ROFR shall expire for such Platform Opportunity. The Parties acknowledge and agree that DESI may exercise the ROFR at its sole and exclusive option and discretion. Devvio acknowledges and agrees that it shall have no right to pursue, negotiate or engage any Platform Opportunity whatsoever on its own or refer any such Platform Opportunity to any third party other than DESI if DESI has delivered to Devvio a ROFR Acceptance Notice provided that, notwithstanding the foregoing, if DESI has failed to take any reasonable steps to action and develop the Platform Opportunity within thirty (30) days following the delivery by DESI of the ROFR Acceptance Notice to Devvio, then Devvio shall be entitled, upon delivery of written notice to DESI, to withdraw the ROFR and may thereafter pursue, negotiate or engage such Platform Opportunity or refer it to a third party.

2.6
Participation Rights. During the Term of this Agreement, in the event that Devvio is approached, becomes aware of, or has any opportunity to pursue a potential Referral initiating from the Platform, which DESI could support via its Streaming Business (each, a “Global Opportunity”), then Devvio shall grant to DESI and DESI shall have the right to participate in a pro-rata share of 20% of the economics in any such Global Opportunity amongst other streaming entities using the Platform who are geographical exclusive partners with Devvio (“Platform Partners”), each of which getting equal share. DESI’s pro rata participation rights to a Global Opportunity shall be a minimum of four percent (4%) of such economics. During the Term of this Agreement, in the event that DESI exercises a ROFR (each, a “DESI Accepted Platform Opportunity”), DESI shall grant to Devvio and Devvio shall have the right to participate in forty percent (40%) of the economics in any such DESI Accepted Platform Opportunity, twenty percent (20%) of which shall be available to Devvio, and twenty percent (20%) of which shall be available to other Platform Partners on a pro-rata basis.

2.7
DESI Projects. Any business activity of DESI using the Platform which is not a Platform Opportunity or Global Opportunity shall be under no obligations to be shared economically or commercially or presented to other Devvio affiliates, clients or partners.

2.8
Exclusivity. During the Term of this Agreement, Devvio shall ensure that it does not have an ownership position equal to or greater than five percent (5%) in any other company listed on a North American stock exchange conducting a similar or competing business to the Streaming Business.

2.9
DevvE Tokens. Upon the date of a Token Generation Event, Devvio shall issue to DESI an option to purchase 25,000 DevvE Tokens at a strike price of USD$40.00 and a term of 10 years. The option shall be available after one year after the Effective Date and shall vest 1/12 each month for 12 months starting on the anniversary of the Effective Date. In this Section 2.9, “DevvE Tokens” means fungible tokens recorded on the DevvX blockchain platform that have a focus on ESG applications and the Platform’s initiatives, with a total available supply limited to 21,000,000 tokens through 2030, as described in Devvio’s current DevvE literature.

PART 3—CONSIDERATION

3.1
Consideration. In exchange for Devvio granting to DESI the DevvE Tokens, exclusive ROFR and license rights to the Platform and the Data contemplated herein:

(a)
Consideration Shares—DESI shall issue to Devvio four million six-hundred fifty thousand (4,650,000) Multiple Voting Shares (“MVS”) in DESI (the “Issued Shares”) as further set out in the Capitalization Table in Schedule B, within five (5) business days of the Effective Date of this Agreement, or such other period of time as agreed between the parties. Prior to the issuance of the Issued Shares as contemplated herein, DESI represents and warrants that it will have 13,500,000 Subordinate Voting Shares (“SVS”) and 4,000,000 warrants, with each warrant entitling the holder to purchase one SVS at CAD$0.20 per share, and no other securities issued and outstanding;

(b)
Sale Fees—DESI will pay Devvio a fee (the “Sale Fee”) of five percent (5%) of all Sale Revenue. The Sale Fee shall be calculated in US dollars; and

(c)
Advance Payment—within five (5) business days of DESI closing a going public financing transaction and raising a minimum of ten million Canadian dollars (CAD$10,000,000), then DESI shall pay an amount of two million Canadian dollars (CAD$2,000,000) to Devvio (the “Prepaid Amount”) as advance payment of Sale Fees by way of wire transfer, certified cheque, or other form of payment as agreed between the Parties, acting reasonably.

3.2
Payment of the Sale Fee. The Sale Fee is payable as follows:

(a)
Notice and Payment—within ten (10) business days of the end of each month during the Term, DESI will notify Devvio of any Sale Revenue which DESI has collected during the previous month in aggregate with such sufficient detail to calculate, set out, and verify the calculation of the Sale Fee. The Parties acknowledge and agree that the Sale Fee will be deducted from the Prepaid Amount until such time as the aggregate and cumulative Sale Fees exceed the Prepaid Amount and the value of the Prepaid Amount has been reduced to zero dollars ($0), after which point DESI will remit payment of the Sale Fees to Devvio on a monthly basis as agreed between the Parties acting reasonably; and

(b)
Withholdings—Devvio acknowledges and agrees that payments of the Sale Fee hereunder may be subject to withholdings required by Applicable Law, and DESI will make any applicable withholding payments due on behalf of Devvio and will provide Devvio upon request with such written documentation regarding any such payment as available to DESI relating to an application by Devvio for a foreign tax credit for such payment with the appropriate taxation authorities.

3.2
Records, Review and Audit. DESI will keep complete and accurate records of its Streaming Business, the Sale Revenue and all Sale Fee calculations and payments made to Devvio for at least two (2) years from the end of the calendar year to which they pertain in sufficient detail to allow the accuracy and calculation of the payments hereunder to be confirmed. During such period, at the request of Devvio upon a minimum of ten (10) business days’ prior written notice, DESI will permit Devvio to inspect, review and audit the relevant records required to be maintained by DESI hereunder specific to the calculation and payment of the Sale Fees, and DESI shall pay to Devvio within fifteen (15) business days of Devvio completing such audit any discrepancies between the Sale Revenue reported and the Sale Fees calculated and paid therefrom discovered as a result of such audit.

PART 4—TERM AND TERMINATION

4.1
Term. The term of this Agreement will begin on the date of execution of this Agreement by the Parties and will continue perpetually unless an event of termination set out in  Sec.4.2 occurs (the “Term”).

4.2
Termination. Notwithstanding any other provision to the contrary, this Agreement may be terminated without further liability of, and without affecting the remedies available to, the terminating party as follows:

(a)
Breach—at any time immediately upon notice by one party if the other party is in material breach of this Agreement and such material breach is not remedied within forty- five (45) days following notice from the terminating party to the breaching party setting out the reasonable particulars of such breach;

(b)
Insolvency—immediately by either party if the other party is dissolved, has its existence terminated, has a receiver appointed over all or any material part of its property, has an assignment made for the benefit of its creditors, has a petition in bankruptcy made by it or against it, has commenced by or against it any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or composition or extension of indebtedness, in each case where same is not being contested in good faith by such other party,

(c)
Failure to Operate Streaming Business—upon a minimum of thirty (30) days’ prior written notice by Devvio to DESI in the event that DESI fails to actively conduct its Streaming Business for a period of at least six (6) months. For the avoidance of doubt, DESI is not obligated to necessarily be generating revenue to demonstrate active conducting of its Streaming Business.

(d)
Change of Control—by either party upon written notice to the other party in the event of a direct or indirect Change of Control of such other party without the prior written consent of the first party;

(e)
Failure to pay Advance Payment - by Devvio, upon the failure by DESI to pay the Advance Payment; or

(f)
Agreement—as otherwise mutually agreed in writing by the Parties.

4.3
Effect of Termination. No termination of this Agreement or any rights granted hereunder will affect any amounts payable hereunder to the extent they have arisen before the effective date of termination. Upon termination, DESI will cease to use the Platform If this Agreement has been terminated for any reason, then DESI’s obligations set out in Part 3 to report and pay Sale Fees on Transactions up to and including the effective date of termination shall continue and survive the termination of this Agreement.

PART 5—REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1
Devvio Representations and Warranties. Devvio covenants, represents and warrants that:

(a)
Platform Ownership—Devvio owns or has all necessary rights, title and interest in, to and associated with the Platform including the right to grant to DESI any and all license and access rights contemplated herein,

(b)
ROFR—Devvio has all rights required to grant to DESI any and all other rights and obligations contemplated under this Agreement including without limitation the ROFR;

5.2
DESI Representations and Warranties. DESI covenants, represents and warrants that:

(a)
Acceptable Use—it will not use, or authorize any third party to use, the Platform for any unlawful purposes,

(b)
Platform Compliance—DESI will ensure that it will use the Platform at all times in accordance with any published Devvio Platform usage guidelines or policies which are generally applicable to all users of the Platform and are publicly available, and

(c)
Streaming Business—DESI will use its commercially reasonable efforts during the Term to conduct the Streaming Business as contemplated in this Agreement.

5.3
Mutual Representations and Warranties. Each Party represents and warrants that:

(a)
Authority—it has the legal power to enter into this Agreement,

(b)
Compliance with Applicable Law—it will at all times comply with Applicable Law with respect to its performance of all obligations and the exercise of all rights hereunder; and

(c)
Non-Contravention—the entry into, and performance under, this Agreement will not violate any other agreement to which the Party is bound, nor any Applicable Law.

PART 6—CONFIDENTIALITY

6.1
Obligations. Without restricting in any matter any confidentiality obligations of either party under any separate, written agreement, during and after the Term of this Agreement, each party (in such context, a “Recipient”) will protect and keep strictly confidential the Confidential Information of the other party (in such context, a “Discloser”) using the same standard of care that it would protect its own, similar rights (but in no event less than a reasonable standard of care). In connection therewith, each Recipient will:

(a)
Disclosures—only disclose the Discloser’s Confidential Information or any part thereof to those of its directors, officers, employees, contractors, agents or other representatives who have (i) a need to know such Confidential Information in order to perform its duties and responsibilities under this Agreement, and (ii) a legally enforceable duty of confidentiality no less restrictive than this Part, in each case on the understanding that Recipient will be responsible for all acts and omissions of such persons as if they were Recipient’s own;

(b)
Use—only use the Discloser’s Confidential Information in connection with its performance (or the proper exercise of its license rights) hereunder, subject at all times to the provisions of this Agreement; and

(c)
No Intermingling—not intermingle the Confidential Information with non- confidential information or the information of other parties except as expressly permitted hereunder or as reasonably required to effect the provisions of this Agreement.

6.2
Exceptions. A Recipient’s obligations of confidentiality set out herein will not apply in respect of uses or disclosures of Confidential Information where:

(a)
Consent—the Discloser consents in writing prior to such use or disclosure;

(b)
Required Disclosure—disclosure is required to comply with any Applicable Law mandating any such disclosure provided that such disclosure is limited to the strict disclosure required under such law, order or directive and the Recipient gives the Discloser as much advance notice as is practicable in the circumstances so that the Discloser may request restrictions upon, or contest, the disclosure to such body; or

(c)
Other—except as a result of a breach of this Agreement, the Recipient can establish through documentary evidence that every part of the Confidential Information proposed for disclosure (i) is available in the public domain, (ii) was disclosed by a third party to the Discloser without violating any obligation of confidentiality, or (iii) was already known, or independently developed, by the Recipient without any direct or indirect use whatsoever of Confidential Information.

6.3
Confidential Information Inclusions. Each Recipient acknowledges and agrees that additional obligations may apply with respect to Confidential Information supplied to the Discloser by third parties, and that the highest standard of confidentiality applicable thereto (whether under the third party confidentiality agreement with the Discloser, or under the provisions of this Agreement) will apply to such third-party Confidential Information. For greater certainty, DESI acknowledges and agrees that all information about the Platform licensed hereunder is considered Devvio’s Confidential Information unless the exception in Sec.6.2(c) applies.

6.4
Ownership. All right, title and interest in and to the Discloser’s Confidential Information is and will at all times remain fully vested in the Discloser. Nothing in this Agreement will in any way grant to the Recipient any right, title or interest in or to the Confidential Information of the other party except for the limited rights explicitly set out herein.

6.5
Return. Upon termination of this Agreement or (to the extent the Confidential Information is not required in connection with the proper licensing or use of the Platform hereunder) upon the written instruction of the Discloser, the Recipient will return or destroy the requesting party’s Confidential Information and provide an officer’s certificate certifying that it has complied with this obligation. The Recipient will be deemed to have destroyed electronic Confidential Information stored on non-removable media when it executes an application- or operating system-level, commercially reasonable delete function on it provided it does not directly or indirectly permit or perform any restoration or recovery thereof, whether through forensics, archives, undeletion or otherwise.

PART 7—LIMITATIONS AND EXCLUSIONS OF LIABILITY

7.1
Limits and Exclusions of Liability. Except for the Parties’ liabilities (including damages and liability for court costs and lawyers’ fees and disbursements), obligations, losses, penalties, costs, expenses and disbursements (including reasonable legal fees) of any nature or kind, whatsoever and howsoever arising, whether known or unknown, whether under Applicable Law or pursuant to contract, statute or otherwise (“Liabilities”) for (i) their respective obligations of indemnification expressly set out herein, or (ii) fraud, gross negligence or willful misconduct, in no event will either party or any of their Representatives be liable to the other party, any affiliates, or their respective Representatives for:

(a)
Exclusion—any indirect, incidental, consequential, exemplary, punitive or special Liabilities, even if that party is notified in advance of such possibility, arising out of or pertaining to the subject matter of this Agreement, whether under contract, statute, tort (including negligence) or otherwise, or

(b)
Limitation—aggregate direct Liabilities in connection with this Agreement in excess of the greater of the Sale Fees payable to Devvio hereunder during the trailing twelve (12) month period or one million American dollars (USD$1,000,000).

7.2
Indemnity. Each party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other party, any affiliates and their respective officers, employees, agents and representatives (collectively, in this context, the “Indemnified Parties”) from and against any and all Third Party Liabilities and claim, counterclaim, complaint, demand, cause of action, action, suit, proceeding, or hearing of any nature and kind (“Claim”) to the extent arising out of, in connection with or relating to any act or omission by the Indemnifying Party hereunder, including the following:

(i)
any infringement of the Intellectual Property Rights of any Third Party,

(ii)
any harm or damage caused by the Indemnifying Party to any property or persons;

(iii)
any breaches of the confidentiality obligations hereunder; and

(iv)
DESI’s breach of any of Applicable Laws.

7.3
Exceptions. An Indemnifying Party’s obligations under Sec.7.2 will not apply to the extent:

(a)
Acts of Indemnified Party—the relevant Claim or Liability would not have arisen without:

(i)
in connection with any claim for infringement of a Third Party’s Intellectual Property Rights, (A) any Indemnified Party’s combination of the allegedly infringing materials with software, services or products not supplied or authorized by the Indemnifying Party, (B) any alteration or modification to the allegedly infringing materials carried out by any Indemnified Party or any Third Party on an Indemnified Party’s behalf without the Indemnifying Party’s written consent, or (C) any refusal by an Indemnifying Party to use a non-infringing version of the allegedly infringing materials offered by the Indemnified Party under Sec.7.4, or

(ii)
the wilful misconduct or gross negligence of any of any Indemnified Party, or

(iii)
any breach by an Indemnifying Party of any provision of this Agreement applicable to it; and

(b)
Failures of Indemnified Party—the Indemnifying Party is materially prejudiced by

(i)
an Indemnified Party’s failure to notify the Indemnifying Party as soon as reasonably practicable after receiving notice of a Claim or Liability,

(ii)
an Indemnified Party’s failure to provide such information and assistance as reasonably requested by the Indemnifying Party from time to time, or

(iii)
an Indemnified Party’s compromising or settling the Claim or Liability without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

7.4
Infringement Indemnities. If an Indemnifying Party knows or becomes aware of any Claim that results in, or any circumstances in which a Claim in respect of such provision is threatened or reasonably anticipated that would result in, a Claim for infringement of a Third Party’s Intellectual Property Rights, it may, in its sole discretion, (a) procure, at its expense, the right for the Indemnified Party to use the allegedly infringing materials, as the case may be, or such infringing part thereof, (b) replace or modify, at its expense, the allegedly infringing materials with materials of at least comparable functionality that does not breach this Agreement, or (c) if the removal of such allegedly infringing materials, as the case may be, would not be a breach of this Agreement, remove (or require the Indemnified Party to return or destroy, as the case may be) such materials.

7.5
Conduct of Indemnities. The Indemnified Parties will give the Indemnifying Party complete authority for the defence or settlement of Claims indemnified hereunder, on the understanding that (a) any such defence or settlement must not, without the Indemnified Party’s prior written consent, require that an Indemnified Party be a party to the settlement or admit fault or Liability, or impose a restriction, obligation or Liability on an Indemnified Party, and (b) the Indemnified Party will have the right (at its own expense) to participate in such defence or settlement through counsel of its choosing.

PART 8—DISPUTES

8.1
Informal Dispute Resolution. The Parties agree to attempt in good faith to settle any dispute, controversy or claim (each a “Dispute”) by way of consultations between the Parties, which consultations will be initiated upon written notice by either party to the other and by following the process set forth in this Part.

8.2
Initial Meeting. Within five (5) business days of the receipt of written notice specifying the Dispute, each party will (a) commit its position on the Dispute in writing, and (b) have its executives meet to attempt to resolve the Dispute.

8.3
Injunctive Relief. Each party hereby acknowledges and agrees that the other would suffer irreparable and immediate harm in the event of any breach by it of its obligations under any covenant or restriction hereof, including by exceeding the limits of the license granted hereunder or a breach in respect of Confidential Information, for which monetary relief would be inadequate. Accordingly, if there occurs any breach or threatened breach by the other party of such covenant or restriction, a party will be entitled to seek injunctive or other temporary equitable relief from a court in any appropriate jurisdiction, without the need to prove that monetary compensation would be inadequate.

PART 9—GENERAL

9.1
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, without reference to its conflict of laws principles. The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods in connection with this Agreement.

9.2
Waiver. No waiver by a party of any default by another party in the timely, strict and literal performance of or compliance with any provision, condition or requirement of this Agreement will be deemed to be a waiver of timely, strict and literal performance of and compliance with any other such provision, condition or requirement, nor to be a waiver of or in any manner release the other party from timely, strict and literal compliance with any provision, condition or requirement in the future, nor will any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of such right accruing to it thereafter.

9.3
Notices. Any notice or other communication required to be given under this Agreement will be deemed properly given if given in writing and delivered in person or sent by prepaid registered mail, in each case to the address set out above which either party may from time to time change such address by giving the other party reasonable notice of such change in accordance with this provision.

9.4
Amendment. This Agreement may not be modified except in writing signed by each party to this Agreement.

9.5
Not a Partnership. Nothing contained in this Agreement shall be deemed to constitute either Party as the partner, agent or legal representative of the other Party, or to create any fiduciary relationship between them, for any purpose whatsoever, except as specifically contemplated in this Agreement. Except as expressly provided in this Agreement, neither Party shall have any authority to act for or assume any obligation or responsibility on behalf of the other Party, and any act by a Party as an agent, without proper authorization, shall create a separate liability in the Party so acting to any and all third parties affected. For greater certainty, any contract entered into by a Party that is outside the scope of this Agreement will not be binding on the other Party, and only the Party entering into that contract shall be liable to third parties.

9.6
Assignment. Neither party shall assign, delegate or otherwise transfer (whether voluntarily, by operation of law or otherwise) the licenses or rights granted hereunder or this Agreement, or any of its rights or obligations under the Agreement, without the prior written consent of the other party. A direct or indirect Change of Control of a party shall be deemed an assignment by operation of law for the purposes of this provision. Any attempted or purported assignment, delegation or other transfer not in compliance herewith shall be void and have no effect. Subject to the foregoing, the Agreement shall be binding on the Parties’ successors and permitted assigns.

9.7
Further Assurances. Each party will from time to time do all acts and things necessary or reasonably desirable, and will execute and deliver such documents as may reasonably be requested by any other party, to give effect to this Agreement.

9.8
Enurement. This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

9.9
Survival. Notwithstanding any other provision in this Agreement, the obligations set forth in Part 1, Part 6, Part 7, Part 8, Part 9 shall survive the termination of this Agreement.

9.10
Severability. Should any provision of this Agreement be void or unenforceable it will be severed from this Agreement and the remainder of this Agreement will remain in full force and effect and will be interpreted and construed as if the stricken provision had never formed part of this Agreement.

9.11
Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, by and between any of the Parties with respect to the subject matter of this Agreement. There are no (and neither party is relying on any) oral or written understandings, arrangements, covenants, representations, representations or agreements not expressly set out herein.

9.12
Counterparts. This Agreement may be delivered and executed in counterparts (including by means of electronic transmission), each of which will constitute an original and all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement on the dates indicated below, with effect as of the Effective Date.

DEVVIO, INC.		DEVVESG STREAMING, INC.
Per:	(s) "Tom Anderson"	Per:	(s) "Danny Matthews"
	Authorized Signatory		Authorized Signatory
Name: Tom Anderson		Name: Danny Matthews

SCHEDULE A—SALE REVENUE CALCULATION GUIDELINES

When calculating the Sale Revenue and the corresponding Sale Fees, the following guidelines will apply:

•
From the Sale Revenue, there will be deducted (and the Sale Revenue does not include):

o
amounts refunded for a Transaction, but only to the extent such refunded amount had been previously included in Sale Revenue, and

o
the amount of any retail or sales tax imposed by any federal, provincial, state, municipal or other governmental authority directly on the Transaction, to the extent actually collected from the payee and properly accrued or remitted to the applicable governmental authority; and

•
The Sale Revenue less such deductions is the net Sale Revenue, and the Sale Fee set out in Sec.3.1 will apply thereto;

•
For greater certainty, the calculation of Sale Revenue can never be less than zero but in the event that the Sale Revenue calculation has a negative balance, the negative portion of the balance shall be carried over and applied in the next month’s calculations. This process shall continue until such time as there are no negative balances remaining;

•
From time to time, the parties may agree upon itemized or particular inclusions or exclusions from the above, and for future interpretive purposes of these guidelines, those inclusions or exclusions will be used to guide the interpretation hereof;

•
The parties will report to each other from time to time (and as reasonably requested by the other) on each and every item to be included or excluded, or added or deducted, from the calculation of Sale Revenue; and

•
If there is any Dispute about the guidelines or their interpretation, Part 8 will apply.

SCHEDULE B—PRO FORMA CAPITALIZATION TABLE

Summary	Securities

Subordinate Voting Shares	13,500,000
Subordinate Voting Share Warrants	4,000,000
Multiple Voting Shares (Issued Shares)	4,650,000

Non-Diluted Total SVS and MVS	18,150,000

Fully-Diluted Total (assuming conversion of Warrants and MVS to SVS)	64,000,000